Exhibit 10.27

Language Line Holdings, LLC One Lower Ragsdale Drive Monterey, CA 93940 Phone 831.648.5811

June 15, 2007

Mr. Jeffrey Grace

21160 Old Ranch Court

Salinas, CA 93908

Re: Repurchase Notice

Dear Shannon:

Reference is made to the Incentive Unit Agreements between you and Language Line Holdings, LLC (“Holdings”), dated November 2004, March 21, 2006 and December 12, 2006 (the “Agreement”). Reference is also made to the fact that you have notified Language Line Services of your intended resignation effective June 15, 2007.

Your resignation constitutes a Termination Event pursuant to Section 5(a) of the Agreement. Pursuant to Section 6 of the Agreement, Holdings has the right to repurchase all or any portion of your vested Class “C” Common Units at Fair Market Value, and your unvested Class “C” Common Units (the “Units”) for an aggregate purchase price of $1.00 upon a Termination Event.

Holdings hereby notifies you, pursuant to Section 6 (c) of the Agreement, that it has elected to repurchase an aggregate 35,000 of your vested Units and 615,000 of your unvested Units, such purchase to be completed on a pro-rata basis based on the number of Class C-1 Common Units, Class C-2 Common Units and Class C-3 Common Units held by you (the “Repurchased Units”). We have calculated the purchase price for the Repurchased Units in accordance with Section 6(b) of the Agreement as $4,900.00 in the aggregate for your vested Units and $1.00 in the aggregate for your unvested Units (the “Purchase Price”) and, thus, have enclosed a check in such amount.

In consideration of the Purchase Price, you hereby represent and warrant to Holdings as follows as of the date hereof and as of the Closing Date (as defined):

1.

Ownership. All of the Repurchases Units are owned of record and beneficially by you, and you have good and marketable title to the Repurchased units, free and clear of any security interest, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (collectively, Encumbrances”) except as for such legend and related transfer restrictions. All of the Repurchased Units are

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validly issued, fully paid and nonassessable. At the Closing (as defined below), you will deliver to Holdings good and marketable title to the Repurchased Units, free and clear of any Encumbrances.

2.	Legal Capacity. You have full legal capacity to enter into and perform your obligations set forth in this Agreement. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation, enforceable against you in accordance with its terms.

3.	Conflicts. The execution, delivery and performance of this Agreement by you does not conflict with or result in a breach of any agreement, instrument, order, judgement, decree, law or governmental regulation to which you or the Repurchased Units are subject.

All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of New York.

Please sign the attached copy of this letter and return it to me no later than June 15, 2007; provided that, for the avoidance of doubt, you, by cashing the enclosed check, agree to the terms set forth herein. The time and place of closing of the aforesaid repurchase shall be the earlier of (x) the time you cash the enclosed check, (y) the receipt by me of a copy of this letter signed by you, or (z) June 15, 2007, in each case, in our offices at the address set forth above (the “Closing”)

Yours truly,

LANGUAGE LINE HOLDINGS, LLC

By:	/s/ Dennis G. Dracup
Name:	Dennis G. Dracup
Title:	President and CEO

Accepted as of this

15 day of June, 2007

Jeffrey Grace

/s/ Jeffrey Grace

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Repurchase Calculation

	Nov-04 Grant	Mar-06 Grant	Dec-06 Grant	Total Grants	Shares Repurch.	Repurch. Price/Share	Repurch. Price	Shares Not Repurch.
A. Vested Shares	30,000	5,000	—	35,000	35,000	$0.14	$4,900.00	—
B. Unvested Shares	70,000	45,000	500,000	615,000	615,000	na	$1.00	—

C. Total Shares Granted	100,000	50,000	500,000	650,000	650,000	na	$4,901.00	—

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